Exhibit 10.2

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered by and between HeartBeam, Inc. (the “Company”), and Robert P. Eno (“Advisor”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

1. SERVICES AND COMPENSATION

Advisor shall perform the services described in Exhibit 1 (the “Services”) for the Company (or its designee), and the Company agrees to provide Advisor the compensation described in Exhibit 1 for Advisor’s performance of the Services.

2. CONFIDENTIALITY

A. Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Advisor can establish (i) was publicly known or made generally available prior to the time of disclosure to Advisor; (ii) becomes publicly known or made generally available after disclosure to Advisor through no wrongful action or inaction of Advisor; or (iii) is in the rightful possession of Advisor, without confidentiality obligations, at the time of disclosure as shown by Advisor’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B. Nonuse and Nondisclosure. During and after the term of this Agreement, Advisor will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Advisor will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Advisor’s right to engage in protected conduct, as set forth in the Protected Activity Not Prohibited section below, disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Advisor may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Advisor shall provide prior written notice to Company and cooperate with any effort by the Company (at the Company’s expense) to seek a protective order or such similar confidential protection as may be available under applicable law. Advisor agrees that no ownership of Confidential Information is conveyed to the Advisor. Without limiting the foregoing, Advisor shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Advisor agrees that Advisor’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Advisor agrees that Advisor will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Advisor or other person or entity with which Advisor has an obligation to keep in confidence. Advisor also agrees that Advisor will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Confidential Information. Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Advisor agrees that at all times during the term of this Agreement and thereafter, Advisor owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

3. OWNERSHIP

A. Assignment of Inventions. Advisor agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Advisor, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Advisor also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B. Pre-Existing Materials. Subject to Section 3.A, Advisor will provide the Company with prior written notice if, in the course of performing the Services, Advisor incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Advisor or in which Advisor has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Advisor will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.

C. Further Assurances. Advisor agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Advisor further agrees that Advisor’s obligations under this Section 3.C shall continue after the termination of this Agreement.

4. CONFLICTING OBLIGATIONS

A. Advisor represents and warrants that Advisor has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Advisor’s obligations to the Company under this Agreement, and/or Advisor’s ability to perform the Services. Advisor will not enter into any such conflicting agreement during the term of this Agreement.

B. In light of the unique and specialized nature of Advisor’s services, Advisor shall have the right to subcontract or delegate the performance of any Services only with the prior written permission of the Company.

5. RETURN OF COMPANY MATERIALS

Upon the termination of this Agreement, or upon Company’s earlier request, Advisor will immediately deliver to the Company, and will not keep in Advisor’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, and any reproductions of any of the foregoing items that Advisor may have in Advisor’s possession or control.

6. TERM AND TERMINATION

A. Term. The term of this Agreement (and accordingly, the Services) commenced on July 1, 2026 and will continue until the earlier of (i) December 31, 2026 or (ii) termination as provided in Section 6.B.

B. Termination. Either Party may terminate this Agreement upon giving the other Party seven (7) days prior written notice of such termination pursuant to Section 8.G of this Agreement (the Company reserves the right to waive any notice period for Advisor to terminate this Agreement). The Company may terminate this Agreement immediately and without prior notice if Advisor refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. For the avoidance of doubt, this Agreement will terminate immediately if Advisor fails to execute, by the deadline specified therein, the Separation Agreement and Release to which this Agreement is attached (the “Separation Agreement) or if Advisor revokes the Separation Agreement.

C. Survival. Upon any termination, all rights and duties of the Company and Advisor toward each other shall cease except: the sections entitled Confidentiality, Ownership, Conflicting Obligations, Return of Company Materials, Term and Termination, Independent Contractor; Benefits, and Miscellaneous will survive termination or expiration of this Agreement in accordance with their terms.

7. INDEPENDENT CONTRACTOR; BENEFITS

A. Independent Contractor. It is the express intention of the Company and Advisor that Advisor perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Advisor is not authorized to bind the Company to any liability or obligation or to represent that Advisor has any such authority. Advisor agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Agreement. Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. Except as set forth in the Separation Agreement, the Company and Advisor agree that Advisor will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Advisor is reclassified by a state or federal agency or court as the Company’s employee, Advisor will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Advisor would otherwise be eligible for such benefits.

8. MISCELLANEOUS

A. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction.

B. Assignability. This Agreement will be binding upon Advisor’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Advisor may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

C. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties (for the avoidance of doubt, the Separation Agreement, upon being entered into and effective, and any surviving documents therein are not superseded by this Agreement and will continue to survive). Advisor represents and warrants that Advisor is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile or email, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 8.G.

(1) If to the Company, to:

HEARTBEAM, INC.

2118 Walsh Ave., Ste. 210, Santa Clara, CA 95050

Attention: Chief Legal Officer

Email: legal@heartbeam.com

(2) If to Advisor, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Advisor provided by Advisor to the Company.

H. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

J. Applicability to Past Activities. Advisor agrees that if and to the extent that Advisor provided any advisory services prior to entering into this Agreement with the Company (the “Prior Advisory Period”) and to the extent that during the Prior Advisory Period: (i) Advisor received access to any information from or on behalf of the Company that would have been “Confidential Information” if Advisor received access to such information under this Agreement; or (ii) Advisor (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice under this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Prior Invention if incorporated into such item under his Agreement; then any such information shall be deemed Confidential Information hereunder and any such item shall be deemed an Invention or Prior Invention hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

K. Protected Activity Not Prohibited. Advisor understands that nothing in this Agreement shall in any way limit or prohibit Advisor from filing a charge or complaint with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”), without giving notice to, or receiving authorization from, the Company. In addition, Advisor understands that nothing in this Agreement, including its definition of Confidential Information, prevents Advisor from discussing or disclosing information about unlawful acts, such as harassment or discrimination or any other conduct that Advisor have reason to believe is unlawful. Notwithstanding the preceding, Advisor agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts or the activity otherwise protected herein. Advisor further understands that Advisor is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. Pursuant to the Defend Trade Secrets Act of 2016, Advisor is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Advisor understands that nothing in this Agreement, including its definition of Confidential Information, limits Advisor’s rights to discuss or disclose Advisor’s compensation or the terms or conditions of Advisor’s service relationship with the Company, to the extent protected by applicable law, or otherwise impairs Advisor, to the extent protected by applicable law, from assisting other Company current or former service providers in the exercise of their rights under applicable law.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below

ADVISOR		HEARTBEAM, INC.

By:	/s/ Robert P. Eno	By:	/s/ Richard M. Ferrari
Name:	Robert P. Eno	Name:	Richard M. Ferrari
Date:	7/30/2026	Title:	Executive Chairman
		Date:	7/29/2026

Address for Notice:

50 Kings Highway South
Westport CT 06880

Email Address for Notice: robeno@gmail.com

EXHIBIT 1

SERVICES AND COMPENSATION

1.	Contact. Advisor’s Company contact(s) [is] [are] the following individuals:

A.	Richard Ferrari, Executive Chairman, rich@coralreefvc.com

B.	Branislav Vajdic, President, bvajdic@heartbeam.com

2.	Services. The Services will include, but will not be limited to, the following: Providing strategic business advisory and transition services to the Company.

3.	Compensation.

A.	Advisor will be eligible to receive a one time advisory retainer fee of $1,000.

4. Reimbursements. It is not anticipated that Advisor will incur expenses in performing the Services pursuant to this Agreement. However, Advisor may seek reimbursement for business expenses if Advisor receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

ADVISOR		HEARTBEAM, INC.

By:	/s/ Robert P. Eno	By:	/s/ Richard M. Ferrari
Name:	Robert P. Eno	Name:	Richard M. Ferrari
		Title:	Executive Chairman